EXHIBIT 99.1

Donegal Group Inc. Announces Preliminary Results for 2018 Fourth Quarter and Highlights Changes to 2019 Reinsurance Program

MARIETTA, Pa., Feb. 08, 2019 (GLOBE NEWSWIRE) -- Donegal Group Inc. (NASDAQ:DGICA) and (NASDAQ:DGICB) today announced preliminary results of operations for the fourth quarter of 2018, which reflected net investment losses on equity securities and the impact of weather-related losses that exceeded its previous five-year average for fourth quarter weather-related losses.

The Company also announced changes to its reinsurance program for 2019, which includes agreements that the Company’s insurance subsidiaries and Donegal Mutual Insurance Company (“Donegal Mutual”) implemented on a combined basis with third-party reinsurers and an underlying property catastrophe excess of loss agreement whereby Donegal Mutual provides additional coverage to each of the Company’s insurance subsidiaries.

Fourth Quarter of 2018 Preliminary Results

During the fourth quarter of 2018, the Company incurred weather-related losses of approximately $12.5 million, including approximately $4.1 million of losses from Hurricane Michael. This total was considerably higher than the Company’s previous five-year average for fourth quarter weather-related losses of $5.2 million.

In addition to the weather-related losses, the Company experienced a continuation of higher loss severity trends in its personal and commercial automobile lines of business. In light of these trends and a continuing deceleration of claims closure rates across its casualty lines of business, the Company increased its expectations of the ultimate losses it will incur for the 2018 accident year. As a refinement to its reserve strengthening actions during the first nine months of 2018, the Company also added approximately $6.5 million to its loss and loss expense reserves for personal and commercial automobile losses in accident years prior to 2018. As a result of the increased claim activity, the Company currently expects to report a combined ratio between 110.0% and 111.0% for the fourth quarter of 2018.

The Company expects to report after-tax net investment losses for the fourth quarter of 2018 of approximately $6.9 million, or 25 cents per Class A share, primarily related to a mark-to-market adjustment for the decrease in the market value of the equity securities the Company held at December 31, 2018.

As a result of this claim activity and the net investment losses, the Company expects to report a fourth quarter net loss between 53 cents and 55 cents per Class A share when it releases its results for the quarter and full year ended December 31, 2018 after the closing of regular trading on the NASDAQ Stock Market on February 19, 2019.

The Company will provide further details with respect to the quarterly claims activity and results of operations in its earnings conference call and webcast scheduled for February 20, 2019 at 11:00 AM Eastern Time.

Reinsurance Program Changes for 2019

The Company also announced that Donegal Mutual and the Company’s insurance subsidiaries implemented a combined third-party reinsurance program effective January 1, 2019. The coverage and parameters of the fully consolidated program are common to all insurance companies within the Donegal Insurance Group.

Based on modeling procedures and back-testing against historical results, Donegal Mutual and the Company expect the new program to outperform expiring reinsurance programs in terms of managing volatility and preserving capital.

Significant components of the program include:

  Excess of loss reinsurance contracts, which provide coverage for losses over a retention of $1.0 million for property losses and a retention of $2.0 million for casualty losses (including workers’ compensation losses).
  Property catastrophe excess of loss reinsurance contracts, which provide coverage for an accumulation of losses resulting from a single event over a retention of $10.0 million.

In addition to the abovementioned third-party reinsurance, Donegal Mutual and each of the Company’s insurance subsidiaries entered into a property catastrophe excess of loss reinsurance agreement, whereby Donegal Mutual provides to each of the Company’s insurance subsidiaries coverage of up to $8.0 million for an accumulation of losses resulting from a single event over a retention of $2.0 million.  This agreement also provides additional coverage for an accumulation of losses from a single event involving a combination of the Company’s insurance subsidiaries over a combined retention of $5.0 million. Donegal Mutual and the Company’s participating insurance subsidiaries made no changes to the pooling agreement or quota-share reinsurance agreements previously in place between those companies.

While the Company projects an overall decrease of more than $25.0 million in total reinsurance premiums for 2019 compared to 2018, the ultimate net benefit or cost of the restructured program is dependent upon the incidence of large loss activity and the occurrence of catastrophe events that may impact the Company’s insurance subsidiaries during 2019.

About the Company

Donegal Group is an insurance holding company. The Company’s Class A common stock and Class B common stock trade on the NASDAQ Global Select Market under the symbols DGICA and DGICB, respectively. The Company continues to seek opportunities for growth while striving to achieve its longstanding goal of outperforming the property and casualty insurance industry in terms of service, profitability and book value growth.

Safe Harbor

We base all statements contained in this release that are not historic facts on our current expectations. These statements are forward-looking in nature (as defined in the Private Securities Litigation Reform Act of 1995) and involve a number of risks and uncertainties. Actual results could vary materially. Factors that could cause actual results to vary materially include: adverse and catastrophic weather events, large loss activity, our ability to maintain profitable operations, the adequacy of the loss and loss expense reserves of our insurance subsidiaries, business and economic conditions in the areas in which our insurance subsidiaries operate, interest rates, competition from various insurance and other financial businesses, terrorism, the availability and cost of reinsurance, legal and judicial developments, changes in regulatory requirements, our ability to integrate and manage successfully the insurance companies we may acquire from time to time and other risks we describe in the periodic reports we file with the Securities and Exchange Commission. You should not place undue reliance on any such forward-looking statements. We disclaim any obligation to update such statements or to announce publicly the results of any revisions that we may make to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

For Further Information:
Jeffrey D. Miller, Executive Vice President and Chief Financial Officer
Phone: (717) 426-1931
E-mail: investors@donegalgroup.com